Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related prospectus of GoAmerica, Inc for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 28, 2005, with respect to the consolidated financial statements of Go America, Inc included in its Annual Report (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ WithumSmith+Brown, P.C.

New Brunswick, New Jersey
December 28, 2005